Exhibit 10.5

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT entered into this __22___ day of  October, 2009 (the “First Amendment”), by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (“Landlord”), and ICON CLINICAL RESEARCH, INC., a Pennsylvania corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Tenant and Landlord entered into that certain Office Lease dated February 17, 2003 (the “Lease”), for space containing approximately 81,891 rentable square feet (the “Existing Premises”), comprising the entire third, fourth and fifth floors of the Seven Springs I Building (the “Building”), located at 320 Seven Springs Way, Brentwood, Tennessee; and

WHEREAS, the parties hereto desire to alter and modify said Lease in the manner hereinafter set forth.

NOW THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1.
Downsize of Existing Premises.  Effective as of the Give Back Date (hereinafter defined), Tenant shall vacate and surrender to Landlord the entire third floor portion of the Existing Premises, comprising 27,297 rentable square feet (the “Give Back Space”).  Effective on the Give Back Date: (a) all references in the Lease to the “Premises” shall be amended to include only the fourth and fifth floor portions of the Existing Premises, comprising a total of 54,594 rentable square feet (the “Remaining Premises”); and (b) Landlord and Tenant shall be released of their obligations with respect to the Give Back Space that would otherwise accrue under the Lease on and after the Give Back Date, except for any indemnifications or other obligations under the Lease, such as Operating Expense reconciliations, that are intended to survive Tenant’s surrender of the Give Back Space.  Nothing in this provision shall be deemed to release either party of its obligations with respect to the Give Back Space that accrue prior to the Give Back Date.

2.
Give Back Date.  The Give Back Date shall be the earlier of: (a) January 1, 2011; or (b) the commencement date of the lease of the Replacement Tenant (hereinafter defined) in the Give Back Space, if applicable.  Upon Landlord’s or Tenant’s request, the parties shall execute an agreement to confirm the actual Give Back Date once it has been determined and to memorialize any provisions in this First Amendment that are tied to the Give Back Date.

3.
Surrender of Give Back Space.  Prior to the Give Back Date, Tenant shall vacate the Give Back Space and remove all of Tenant’s furniture, trade fixtures, equipment and other personal property from the Give Back Space and shall surrender the Give Back Space in good condition and repair, ordinary wear and tear and damage from casualty excepted.  Notwithstanding any provision in the Lease to the contrary, Tenant shall not be obligated to remove any existing improvements that have been made to the Give Back Space, including, without limitation, existing low voltage wiring and cabling, server racks (without servers), supplemental air conditioning (Liebert unit), File System (including pre-action panel and FM 200 system) and Support System, from the Give Back Space.  Tenant hereby acknowledges that effective as of the date this First Amendment is fully executed, Landlord shall have the right to enter the Give Back Space at all reasonable times to show the space to prospective third-party tenants and shall have the right to enter into a lease for the Give Back Space with a third-party tenant (a “Replacement Tenant”).  If

Landlord does execute a lease with a Replacement Tenant for the Give Back Space, then Tenant hereby agrees to vacate and return the Give Back Space to Landlord in the condition described above within 60 days following receipt of notice thereof from Landlord.  Additionally, following Tenant’s surrender of the Give Back Space, Landlord may commence construction of improvements and alterations to the Give Back Space in preparation for the commencement of the Replacement Tenant’s lease. Regardless of when Tenant actually vacates the Give Back Space, Tenant shall remain liable for all Rent and other charges for the Give Back Space accruing under the Lease through the Give Back Date.

4.
Landlord Indemnification.  Except to the extent caused by the negligence or intentional misconduct of Tenant or Tenant’s employees, agents or contractors, Landlord shall indemnify, defend and hold harmless Tenant from and against any claims, damages, expenses and liabilities arising from Landlord’s and/or any third party’s access of the Give Back Space or the performance of any work in the Give Back Space prior to the Give Back Date.

5.	Term. Section 1.b of the Lease, entitled “Term”, is hereby amended by extending the Term for an additional period of 60 months, commencing on July 1, 2013, and ending on June 30, 2018.

6.	Base Rent. Effective on the Give Back Date, Section 1.e of the Lease, entitled “Base Rent”, shall be amended to provide as follows:

a.	During the period beginning on the Give Back Date and ending on June 30, 2013, Tenant shall pay Base Rent for the Premises in monthly installments in accordance with the following rent schedule:

MONTHS	ANNUAL RENT PSF	MONTHLY RENT	CUMULATIVE RENT
1/1/11* – 6/30/11	$24.07	$109,506.47	$657,038.82
7/1/11 – 6/30/12	$24.49	$111,417.26	$1,337,007.12
7/1/12 – 6/30/13	$24.91	$113,328.05	$1,359,936.60
*subject to adjustment in the event the Give Back Date occurs prior to January 1, 2011.

b.	During the period beginning on July 1, 2013, and ending on June 30, 2018, Tenant shall pay Base Rent for the Premises in monthly installments in accordance with the following rent schedule:

MONTHS	ANNUAL RENT PSF	MONTHLY RENT	CUMULATIVE RENT
7/1/13 – 6/30/14	$26.00	$118,287.00	$1,419,444.00
7/1/14 – 6/30/15	$26.52	$120,652.74	$1,447,832.88
7/1/15 – 6/30/16	$27.05	$123,063.98	$1,476,767.76
7/1/16 – 6/30/17	$27.59	$125,520.71	$1,506,248.52
7/1/17 – 6/30/18	$28.14	$128,022.93	$1,536,275.16

The above rent schedule does not include operating expense pass through adjustments to be computed annually in accordance with Section 5.d of the Lease, as amended herein.

7.
Additional Rent – Operating Expenses. Effective on the Give Back Date, Section 5.d of the Lease, entitled “Additional Rent – Operating Expenses”, shall be amended to provide that Tenant’s Proportionate Share for the Remaining Premises shall be 42.12%, calculated by dividing the approximately 54,594 rentable square feet of the Remaining Premises by the approximately 129,629 rentable square feet of the Building.  Additionally, Section 5.d of the Lease shall be amended to provide as follows:

a.
During the period beginning on the Give Back Date and ending on June 30, 2013, Tenant shall pay Tenant’s Proportionate Share of increases in Operating Expenses above the existing $5.80 Expense Stop set forth in Section 5.d of the Lease.

b.	During the period beginning on July 1, 2013, and ending on June 30, 2018, Tenant shall pay Tenant’s Proportionate Share of increases in Operating Expenses above an $8.00 Expense Stop.

Except as expressly amended herein, the provision of Section 5.d of the Lease shall remain in full force and effect.

8.
Tenant Allowance.  Effective on January 1, 2013, Landlord shall provide Tenant with an allowance of up to $5.00 per rentable square foot of the Remaining Premises (“Improvement Allowance”) to be used for alterations and improvements in and to the Remaining Premises (“Tenant Improvements”), subject to the following terms and conditions:

a.
The Improvement Allowance shall be used to pay for the costs incurred by Landlord to perform the Tenant Improvements on Tenant’s behalf, including, but not limited to, architectural and engineering fees, if any, and a construction supervision fee equal to 2% of the hard cost of the Tenant Improvements. If the cost of the Tenant Improvements is less than the maximum Improvement Allowance, Landlord shall retain the excess amount.  If the cost of the Tenant Improvements exceeds the Improvement Allowance, then Landlord shall invoice Tenant for the overage, and Tenant shall reimburse Landlord for the overage amount within 10 business days after Tenant’s receipt of Landlord’s invoice and reasonable documentation to support the cost of the Tenant Improvements.  All plans, drawings and specifications for the construction and completion of the Tenant Improvements shall be subject to the applicable terms and conditions set forth in the Lease and to Landlord’s prior written approval, which shall not be unreasonably withheld; provided, however, that Landlord shall have sole and absolute discretion to grant or deny its approval to any proposed improvements or alterations that would (i) create an unreasonable burden on the load bearing capability of the floor or otherwise affect any structural elements of the Building and/or Premises; (ii) modify or interfere with any Building systems (such as the HVAC system); or (iii) be visible from outside the Premises. Notwithstanding any provision herein to the contrary, except as resulting from Landlord’s delays in connection with Tenant Improvements or delays resulting from force majeure, the Improvement Allowance is only available for Tenant’s use until December 31, 2014. Any portion of the Improvement Allowance not used by December 31, 2014 shall be deemed forfeited by Tenant and shall no longer be available for Tenant’s use.  No portion of the Improvement Allowance may be used for the purchase of furniture or other personal property, and there shall be no credit against rent or cash available to Tenant for any unused portion of the Improvement Allowance.

b.
Notwithstanding the foregoing, Tenant may use its own contractor to perform any alterations approved by Landlord, provided that: (i) the contractor is properly insured and bonded and holds a valid license in the State of Tennessee; (ii) the contractor is reputable and meets with Landlord’s prior written approval, which shall not be unreasonably withheld; and (iii) all work performed by the contractor is subject to Landlord’s inspection and reasonable approval.  If Tenant uses its own contractor to perform the Tenant Improvements, Landlord shall not be obligated to pay Tenant the Improvement Allowance until Landlord receives the following from Tenant: (A) copies of paid invoices evidencing that Tenant has spent an amount at least equal to the portion of the Improvement Allowance requested by Tenant; and (B) final releases of lien from all contractors, subcontractors and materialmen performing any work or providing any materials for the Tenant Improvements, and from any lienors giving notice required under law.  Regardless of whether Tenant uses its own contractor to construct the Tenant Improvements or elects to have Landlord contract for the completion of the Tenant Improvements, Tenant shall pay Landlord the 2% construction supervision fee referenced above.

c.
Tenant, at its election, may have the Tenant Improvements completed at any time prior to January 1, 2013; provided, however, Landlord shall have no obligation to make the Improvement Allowance available to reimburse Tenant for the cost of the Tenant Improvements prior to January 1, 2013.

9.
Renewal Options.  Tenant shall retain its Renewal Options to extend the Lease for two additional periods of five years each, subject to the provisions of Section 30 of the Lease; provided, however, these Renewal Options shall not include the Give Back Space.

10.	Expansion Rights. Tenant shall retain its expansion rights under Section 31 of the Lease, subject to the following modifications:

a.
Section 31.a of the Lease, entitled “Right of First Refusal”, is hereby amended by deleting the phrase “or other buildings owned by Landlord on the Office Campus”, such that the Right of First Refusal shall only apply to other available space in the Building; and

b.	Section 31.g of the Lease, entitled “Space in Other Buildings”, is hereby deemed null and void and deleted in its entirety.

11.
Security Deposit.  Effective on July 1, 2013, provided that Tenant is not then in default beyond any applicable cure period under the terms of the Lease, Landlord shall return Tenant’s existing Security Deposit currently being held by Landlord pursuant to Section 6 of the Lease.  Notwithstanding the foregoing, in the event Tenant is in default under the Lease as of July 1, 2013, but the applicable cure period for the default has not yet expired, Landlord may delay the return of the Security Deposit until such time as Tenant cures the outstanding default (but not longer than 30 days beyond the expiration of such cure period); and if Tenant fails to cure the outstanding default within the applicable cure period, then Landlord shall have no obligation to return the portion of the Security Deposit that is equal to the amount that Landlord reasonably spends to cure such default on behalf of Tenant, including, without limitation, any reasonable attorneys fees paid by Landlord in connection with the default, but shall promptly return to Tenant the unapplied balance.

12.
Brokers’ Commissions.  Tenant hereby represents and warrants to Landlord that Tenant has not dealt with any real estate broker, finder or other person with respect to this First Amendment, the downsize of the Existing Premises and the extension of the Lease except for Studley, Inc., whose address is 3414 Peachtree Road, Suite 100, Atlanta, Georgia 30326.  Tenant shall indemnify, defend and hold harmless Landlord from and against any claims, damages, expenses and liabilities arising from Tenant’s breach of this representation and warranty.  Landlord hereby represents and warrants to Tenant that Landlord has not dealt with any real estate broker, finder or other person with respect to this First Amendment, the downsize of the Existing Premises and the extension of the Lease except for Highwoods Properties, Inc., whose address is 3322 West End Avenue, Suite 600, Nashville, Tennessee 37203.  Landlord shall indemnify, defend and hold harmless Tenant from and against any claims, damages, expenses and liabilities arising from Landlord’s breach of this representation and warranty.

13.
Miscellaneous.  The foregoing is intended to be an addition and a modification to the Lease. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the same definitions ascribed in the Lease.  Except as modified and amended by this First Amendment, the Lease shall remain in full force and effect.  If anything contained in this First Amendment conflicts with any terms of the Lease, then the terms of this First Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety.

14.
Tenant Acknowledgment.  Tenant acknowledges that Landlord has complied with all of its obligations under said Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.

[SIGNATURE BLOCKS ON NEXT PAGE]

IN WITNESS WHEREOF, Tenant and Landlord have caused this instrument to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

Tenant:

ICON CLINICAL RESEARCH, INC.
a Pennsylvania corporation

By: /s/ David Peters

Printed Name: David Peters

Title: Vice President

Date: 9/29/09

Landlord:
HIGHWOODS REALTY LIMITED PARTNERSHIP
a North Carolina limited partnership

By:Highwoods Properties, Inc., a Maryland corporation,
its sole General Partner

By: /s/ W. Brian Reames

Printed Name: W. Brian Reames

Title: Senior Vice President – Regional Manager

Date: 10-22-2009

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GUARANTOR ACKNOWLEDGEMENT:

By its execution of this First Amendment and subject to the terms set forth herein, the undersigned (“Guarantor”) hereby: (a) consents to and approves of the terms and conditions of this First Amendment; (b) acknowledges and agrees that the Lease (as amended) continues to be guaranteed by Guarantor pursuant to the terms of that certain Guaranty of Lease dated February 11, 2003, executed by Guarantor; (c) ratifies and reaffirms all of the terms and provisions of the Lease (as amended) and Guarantor’s guaranty; and (d) agrees that this First Amendment shall not in any manner impair, diminish, extinguish, release, reduce, terminate, limit, discharge or adversely affect the continuing liability of Guarantor.

ICON PLC

By: /s/ Ciaran Murray

Printed Name: CIARAN MURRAY

Title:

Date: 6 October